As filed with the Securities and Exchange Commission on August 24, 2006

Registration No. 333-[            ]

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BRONCO DRILLING COMPANY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1381	20-2902156
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

16217 North May Avenue

Edmond, Oklahoma 73013

(405) 242-4444

(Address, including zip code, telephone number, including area code, of Registrant’s principal executive offices)

Bronco Drilling Company, Inc.

2005 Stock Incentive Plan

Bronco Drilling Company, Inc.

2006 Stock Incentive Plan

(Full title of the plans)

D. Frank Harrison

Chief Executive Officer

Bronco Drilling Company, Inc.

16217 North May Avenue

Edmond, Oklahoma 73013

(405) 242-4444

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Seth R. Molay, P.C.

Alex Frutos

Akin, Gump, Strauss, Hauer & Feld, L.L.P.

1700 Pacific Avenue, Suite 4100

Dallas, Texas 75201-4675

Telephone: (214) 969-2800

Facsimile (214) 969-4343

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	2,500,000	$19.43	$48,575,000	$5,198

(1)	These shares are issuable under the Bronco Drilling Company, Inc. 2005 Stock Incentive Plan and the Bronco Drilling Company, Inc. 2006 Stock Incentive Plan upon the exercise of options, the vesting of restricted awards or the exercise or vesting of certain other awards. The maximum aggregate number of shares of common stock that may be issued under the 2006 Stock Incentive Plan is 2,500,000 shares, less 1,000,000 shares of common stock issuable upon the exercise of options outstanding under the 2005 Stock Incentive Plan at the time the 2006 Stock Incentive Plan was adopted, which are reserved for issuance under the 2005 Stock Incentive Plan. Pursuant to Rule 416, this Registration Statement also includes an indeterminable number of additional shares that may become issuable pursuant to the antidilution adjustment provisions of both plans.
(2)	Pursuant to Rule 457(c) and (h), and solely for the purpose of calculating the applicable registration fee, the proposed maximum offering price per share for the common stock to be registered hereunder has been calculated based upon the average of the high and low sales prices of Bronco Drilling Company, Inc.’s common stock on August 21, 2006, as quoted on The Nasdaq Global Market.

EXPLANATORY NOTE

The purpose of this registration statement on Form S-8 (the “Registration Statement”) is to register a total of 2,500,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of Bronco Drilling Company, Inc., a Delaware corporation (the “Company”), for offer and sale under the Company’s 2005 Stock Incentive Plan (the “2005 Plan”) and 2006 Stock Incentive Plan (the “2006 Plan”). The maximum aggregate number of shares of Common Stock that may be issued under the 2006 Plan is 2,500,000, less 1,000,000 shares of Common Stock issuable upon the exercise of options outstanding under the 2005 Plan at the time the 2006 Plan was adopted, which are reserved for issuance under the 2005 Plan (the “Prior Outstanding Options”). The 1,000,000 shares underlying the Prior Outstanding Options represent the maximum number of shares that may be issued upon the exercise of all awards under the 2005 Plan. The Company does not intend to grant any further options or awards under the 2005 Plan. Shares underlying the Prior Outstanding Options will only become available for awards under the 2006 Plan to the extent any of such Prior Outstanding Options expire or otherwise terminate or are forfeited without having been exercised in full.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be sent or given to the Company’s officers, employees, consultants and directors, as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended, or the Securities Act. Such documents need not be filed with the Securities and Exchange Commission, or the SEC, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3, Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the SEC are incorporated herein by reference, other than those furnished pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K:

(a)	Annual Report on Form 10-K for the year ended December 31, 2005, as filed by the Company with the SEC on March 7, 2006;

(b)	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006, as filed by the Company with the SEC on May 12, 2006;

(c)	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006, as filed by the Company with the SEC on August 10, 2006;

(d)	The following Current Reports on Form 8-K filed by the Company with the SEC since December 31, 2005:

(1)	Current Report on Form 8-K, as filed by the Company with the SEC on January 20, 2006;

(2)	Current Report on Form 8-K, as filed by the Company with the SEC on February 14, 2006;

(3)	Current Report on Form 8-K, as filed by the Company with the SEC on March 3, 2006;

(4)	Current Report on Form 8-K, as filed by the Company with the SEC on March 24, 2006;

(5)	Current Report on Form 8-K, as filed by the Company with the SEC on March 30, 2006;

(6)	Current Report on Form 8-K, as filed by the Company with the SEC on March 31, 2006; and

(7)	Current Report on Form 8-K, as filed by the Company with the SEC on June 15, 2006.

(e)	Registration Statement on Form 8-A, as filed by the Company with the SEC on August 2, 2005.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, excluding any information furnished pursuant to any Current Report on Form 8-K, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Officers and Directors.

Delaware Law

Section 145 of the Delaware General Corporation Law, or the DGCL, permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

The Company’s certificate of incorporation provides that no director shall be personally liable to the Company or any of the Company’s stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of the Company’s certificate of incorporation is to eliminate the Company’s rights and those of the Company’s stockholders (through stockholders’ derivative suits on the Company’s behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by the DGCL:

•	for any breach of the director’s duty of loyalty to the company or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	in respect of certain unlawful dividend payments or stock redemptions or repurchases; and

•	for any transaction from which the director derives an improper personal benefit.

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This provision does not limit or eliminate the Company’s rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with the Company’s certificate of incorporation, the liability of the Company’s directors to the Company or the Company’s stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of the Company’s certificate of incorporation limiting or eliminating the liability of directors, whether by the Company’s stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Company to further limit or eliminate the liability of directors on a retroactive basis.

Certificate of Incorporation and Bylaws

The Company’s certificate of incorporation provides that the Company will, to the fullest extent authorized or permitted by applicable law, indemnify the Company’s current and former directors and officers, as well as those persons who, while directors or officers of the Company, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding. Notwithstanding the foregoing, a person eligible for indemnification pursuant to the Company’s certificate of incorporation will be indemnified by the Company in connection with a proceeding initiated by such person only if such proceeding was authorized by the Company’s board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification conferred by the Company’s certificate of incorporation is a contract right that includes the right to be paid by the Company the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by the Company’s officer or director (solely in the capacity as an officer or director of the Company’s corporation) will be made only upon delivery to the Company of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under the Company’s certificate of incorporation or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by the Company’s certificate of incorporation may have or hereafter acquire under law, the Company’s certificate of incorporation, the Company’s bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of the Company’s certificate of incorporation affecting indemnification rights, whether by the Company’s stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Company to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. The Company’s certificate of incorporation also permits the Company, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by the Company’s certificate of incorporation.

Indemnification Agreements

The Company has entered into indemnification agreements with the Company’s directors and executive officers. Pursuant to such indemnification agreements, the Company has agreed to indemnify each such person to the fullest extent permitted by the Company’s certificate of incorporation, the Company’s bylaws and applicable law, as the same exists or may hereafter be amended or replaced (but only to the extent that such change authorizes broader indemnification rights than were permitted prior thereto). The Company has agreed to indemnify each such

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indemnitee against any and all expenses or losses in the event any such indemnitee was, is or becomes party to, or was or is threatened to be made party to, or was or is otherwise involved in, any proceeding, whether civil, criminal, administrative or investigative, by virtue of his or her status as a director, officer, employee, partner, member, manager, trustee, fiduciary or agent of the Company or of another entity, trust or enterprise (when holding such corporate status at the Company’s request). The Company also has agreed to indemnify such indemnitee against any federal, state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payments under the indemnification agreement. Notwithstanding the foregoing, no indemnification obligations will arise (i) in the event a proceeding was initiated or brought voluntarily by such indemnitee against the Company or the Company’s directors, officers, employees or other indemnities and the board of directors has not authorized or consented to the initiation of such proceeding, or (ii) for an accounting of profits made from the purchase and sale by such indemnitee of securities of ours within the meaning of Section 16(b) of the Exchange Act or any similar successor statute.

Pursuant to these indemnification agreements the Company also have agreed to indemnify any indemnitee who, by reason of his or her corporate status described in the immediately preceding paragraph, is a witness in any proceeding to which such indemnitee is not a party, against all expenses actually and reasonably paid or incurred by such indemnitee in connection therewith. The Company also are obligated to advance any expenses (except the amount of any settlement) actually and reasonably paid or incurred by the indemnitee in connection with any proceeding (except those proceedings initiated by such indemnitee which are not authorized by the board of directors) to the fullest extent permitted by law upon delivery of the requisite undertaking to repay such advances, if it is ultimately adjudicated that such person is not entitled to indemnification.

Item 8. Exhibits.

See Index to Exhibits, attached hereto.

Item 9. Undertakings.

(a)	The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Oklahoma City, State of Oklahoma on August 24, 2006.

BRONCO DRILLING COMPANY, INC.

By:	/s/ D. Frank Harrison
D. Frank Harrison
Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors and officers of Bronco Drilling Company, Inc. do hereby constitute and appoint D. Frank Harrison, Zachary M. Graves and Mark Dubberstein and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him, and in his name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments (including post-effective amendments) to the Registration Statement, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the listed capacities on August 24, 2006:

Name	Title
/s/ D. Frank Harrison D. Frank Harrison	Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ Zachary M. Graves Zachary M. Graves	Chief Financial Officer (Principal Financial and Principal Accounting Officer)

/s/ Mike Liddell Mike Liddell	Chairman of the Board and Director

/s/ David L. Houston David L. Houston	Director

/s/ Gary C. Hill Gary C. Hill	Director

/s/ William R. Snipes William R. Snipes	Director

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibits
4.1	Specimen Certificate for Shares of Common Stock (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Registration Statement on Form S-1, File No. 333-125405, filed by the Company with the SEC on August 2, 2005).

*5.1	Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

10.1	2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.6 to Amendment No. 2 to the Registration Statement on Form S-1, File No. 333-125405, filed by the Company with the SEC on August 2, 2005).

10.2	Amendment No. 1 to 2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 000-51471, filed by the Company with the SEC on November 17, 2005).

10.3	Form of Stock Option Agreement (incorporated by reference to Exhibit 10.7 to Amendment No. 2 to the Registration Statement on Form S-1, File No. 333-125405, filed by the Company with the SEC on August 2, 2005).

10.4	2006 Stock Incentive Plan (incorporated by reference to Appendix B to the Company’s Proxy Statement, filed by the Company with the SEC on April 28, 2006).

10.5	Form of Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K, File No. 000-51471, filed by the Company with the SEC on June 15, 2006).

10.6	Form of Stock Option Agreement (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K, File No. 000-51471, filed by the Company with the SEC on June 15, 2006).

*23.1	Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in Exhibit 5.1 filed herewith).

*23.2	Consent of Grant Thornton LLP.

*23.3	Consent of Clinton R. Kindell, CPA P.C.

*24.1	Powers of Attorney (included on signature page).

*	Filed herewith.